Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Revises Fourth Quarter 2022 Guidance

HAYWARD, Calif., January 9, 2023 /PRNewswire/ Ultra Clean Holdings, Inc. (Nasdaq: UCTT), today announced a revision to its fourth quarter, 2022 revenue guidance.

On October 26, 2022, the Company announced it expected revenue for the fourth quarter of 2022 in the range of $600 million to $650 million. The Company now expects revenue to be in the range of $560 million to $570 million.

The guidance change is the result of customer order modifications related to the weakening industry environment and manufacturing output declines due to the resurgence of COVID in UCT’s China facility. These circumstances were unforeseen when the original guidance was provided, and the Company believes this does not represent a change to its competitive position or capabilities.

The Company is responding to changing business conditions by initiating a series of cost improvement initiatives to reduce operating expenses while balancing investments to ensure long-term growth. Additional details will be provided during the Company’s Fourth Quarter and Full Year 2022 Earnings call.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems, components and parts, and ultra-high purity cleaning and analytical services primarily for the semiconductor industry. Under its Products division, UCT offers its customers an integrated outsourced solution for major subassemblies, improved design-to-delivery cycle times, design for manufacturability, prototyping, and high-precision manufacturing. Under its Services Division, UCT offers its customers tool chamber parts cleaning and coating, as well as micro-contamination analytical services. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Contact:

Rhonda Bennetto

SVP Investor Relations

rbennetto@uct.com